Exhibit No. 99.1

                                             [GRAPHIC REMOVED HERE] NEWS RELEASE

Contact:

         Ludger Viefhues
         Chief Financial Officer
         Mattson Technology, Inc.
         (510) 492-5954


                       MATTSON TECHNOLOGY, INC. ANNOUNCES
                      FIRST QUARTER 2004 FINANCIAL RESULTS

FREMONT, Calif., April 21, 2004 -- Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today is reporting financial results for the first quarter of 2004.

Highlights of this report include:

     o The Company increased net profits in the first quarter of 2004 to 6.2% of net sales, from 2.5% of net sales in the previous quarter.

     o Net sales of $53.1 million were 22% higher than the previous quarter. Shipments rose 23% over the same period.

     o Bookings increased 21% to $58.7 million in the first quarter of 2004 from the fourth quarter of 2003.

     o The Company raised approximately $46.3 million, net, in an underwritten public offering.

"Our first quarter's results reflect the enhanced operating leverage gained from our new cyclically flexible enterprise business model and the continuing benefits of our operational initiatives implemented over the last year," said David L. Dutton, president and chief executive officer of Mattson Technology.

Dutton continued, "We experienced another quarter of strong demand, especially for our 300 mm products, driven by continued momentum in the semiconductor capital equipment market and the strength of our strip and RTP technology solutions. We are focusing on extending our technology leadership by further advancing our product lines. Our planned innovations, coming over the course of this year, should position us well for continued growth and increased market share gains."

Net sales for the quarter were $53.1 million, a 22% increase from $43.4 million in the fourth quarter of 2003, and a 22 % decrease from $67.8 million in the first quarter of 2003. Net sales for the first quarter of 2004 consisted of $49.9 million in sales of RTP and Strip products, and royalties of $3.2 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (DNS). Net sales in the first quarter of 2003 included sales of products from the wet products division, which Mattson divested on March 17, 2003. Net sales in the fourth quarter of 2003 included $1.3 million recognized upon customer acceptance of a wet tool excluded from the divestiture of the wet products division. Net sales of RTP and Strip products were $39.1 million for the fourth quarter of 2003, and $32.5 million for the first quarter of 2003. Net sales of RTP and Strip products in the first quarter of 2004 increased 28% compared to the fourth quarter of 2003, and increased 54 % compared to the first quarter of 2003.

Net income for the first quarter of 2004 was $3.3 million, or $0.07 per share, compared to $1.1 million or $0.02 per share for the fourth quarter of 2003, and a net loss of $16.0 million or $(0.36) per share for the first quarter of 2003. The first quarter 2003 loss included a $10.3 million charge related to the disposition of the wet products division.

Shipments for the quarter were $51.7 million, a 23% increase from $42.1 million in the fourth quarter of 2003, and a 31% increase from $39.5 million in the first quarter of 2003. Again, shipment in the first quarter of 2003 included products from the wet products division.

Gross margin for the first quarter of 2004 was 42.2%, an increase of 0.5 percentage points from 41.7% for the fourth quarter of 2003, and an increase of
14.8 percentage points from 27.4% gross margin for the first quarter of 2003.

Net bookings for the first quarter of 2004 were $58.7 million, a 21% increase from $48.5 million in the fourth quarter of 2003, and a 71% increase from $34.4 million in the first quarter of 2003, which included bookings from the wet products division. Net bookings in the first quarter of 2004 resulted in a book-to-bill ratio of 1.14 to 1.

Operating expenses for the quarter were $18.2 million, an increase of $1.6 million from $16.6 million in expenses for the fourth quarter of 2003, and a decrease of $7.4 million from $25.6 million in expenses for the first quarter of 2003. The $1.6 million increase in the first quarter of 2004 is primarily attributable to increased compensation amounts and to diminished cost sharing, relative to the preceding quarter, with an alliance partner in connection with an R&D project that is scheduled for completion this year. In the first quarter of 2004, operating expenses decreased to 34% of net sales compared to 38% of net sales in fourth quarter of 2003 and 38% of net sales in first quarter of 2003.

Deferred revenue, which represents tools shipped and awaiting customer acceptance and pre-paid royalties received from DNS, was $43.6 million at the end of the first quarter of 2004, $4.9 million higher than the balance of $38.7 million at the end of the fourth quarter of 2003, and $19.2 million higher than the balance of $24.4 million at the end of the first quarter of 2003. The $43.6 million in deferred revenue includes $14.5 million in payments related to DNS royalties. The increase in deferred revenue results primarily from higher sequential shipments.

The company ended the first quarter of 2004 with cash, cash equivalents and restricted cash of $103.6 million, an increase of $26.0 million from $77.6 million at end of fourth quarter of 2003, and an increase of $21.3 million from $82.3 million at the end of first quarter of 2003. During the first quarter of 2004, the company received net proceeds of approximately $46.3 million through an underwritten public offering by selling approximately 4.3 million shares of its common stock at $11.50 per share. Working capital at the end of first quarter of 2004 increased to $105.8 million from $56.9 million at end of fourth quarter of 2003, and from $59.5 million at end of first quarter of 2003.

Attached to this news release are unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the second quarter of 2004 are expected to increase by approximately 9%-13%. Net sales in the second quarter of 2004 are expected to range between $57 million and $60 million, and gross margin in the second quarter is expected to be approximately 41%- 44%.

On Wednesday, April 21, 2004, at 6:30 AM (Pacific Time), Mattson will hold a conference call to review the following topics: first quarter of 2004 financial results, current business conditions and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under "Investors"), beginning at 6:30 AM Pacific Time (9:30 AM Eastern Time), April 21, 2004. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements regarding the Company's future prospects, including but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

ABOUT MATTSON TECHNOLOGY, INC.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. The company's dry strip and RTP equipment utilize innovative technology to deliver advanced processing capabilities on high-productivity platforms for the fabrication of current- and next-generation devices. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510)
492-5911.
                                      # # #

                    MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                      THREE MONTHS ENDED
                                                  -------------------------
                                                   MAR. 28,        MAR. 39,
                                                     2004            2003
                                                  --------         --------
Net sales                                         $ 53,125         $ 67,758
Cost of sales                                       30,717           49,167
                                                  ---------        ---------
  Gross profit                                      22,408           18,591
                                                  ---------        ---------
Operating expenses:
  Research, development and engineering              4,896            7,550
  Selling, general and administrative               12,947           16,873
  Amortization of intangibles                          328            1,167
                                                  ---------        ---------
     Total operating expenses                       18,171           25,590
                                                  ---------        ---------
Income (loss) from operations                        4,237           (6,999)
Loss on disposition of Wet Business                      -          (10,257)
Interest and other income (expense), net              (654)           1,203
                                                  ---------        ---------
Income (loss) before benefit from income taxes       3,583          (16,053)
Provision for (benefit from) income taxes              269              (62)
                                                  ---------        ---------
Net income (loss)                                  $ 3,314        $ (15,991)
                                                  ========        =========
Net income (loss) per share:
     Basic                                          $ 0.07          $ (0.36)
     Diluted                                        $ 0.07          $ (0.36)

Shares used in computing net income
  (loss) per share:
     Basic                                          47,463           44,859
     Diluted                                        49,275           44,859

                    MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                                 (in thousands)

                              ASSETS
                                                          Mar. 28,     Dec. 31,
                                                            2004         2003
                                                         ----------    --------
Current assets:
  Cash and cash equivalents                              $ 103,085     $ 77,115
  Restricted cash                                              509          509
  Accounts receivable, net                                  50,794       34,260
  Advance billings                                          24,414       20,684
  Inventories                                               35,841       27,430
  Inventories - delivered systems                            8,540        6,549
  Prepaid expenses and other current assets                 12,182       12,995
                                                         ---------    ---------
       Total current assets                                235,365      179,542

Property and equipment, net                                 17,058       16,211
Goodwill                                                     8,239        8,239
Intangibles                                                  2,298        2,626
Other assets                                                 1,044          769
                                                         ---------     --------
            Total assets                                 $ 264,004    $ 207,387
                                                         =========    =========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                       $  26,076    $  21,340
  Accrued liabilities                                       59,939       62,608
  Deferred revenue                                          43,555       38,680
                                                         ---------    ---------
       Total current liabilities                           129,570      122,628
                                                         ---------    ---------

Long-term liabilities:
  Deferred income taxes                                        875        1,055
                                                         ---------    ---------
       Total long-term liabilities                             875        1,055
                                                         ---------    ---------
           Total liabilities                               130,445      123,683
                                                         ---------    ---------

Stockholders' equity:
  Common stock                                                  50           45
  Additional paid-in capital                               592,796      546,099
  Accumulated other comprehensive income                     9,307        9,468
  Treasury stock                                            (2,987)      (2,987)
  Accumulated deficit                                     (465,607)    (468,921)
                                                         ---------    ---------
      Total stockholders' equity                           133,559       83,704
                                                         ----------   ---------
          Total liabilities and stockholders' equity     $ 264,004    $ 207,387
                                                         =========    =========